As filed with the Securities and Exchange Commission on June 25, 2012  Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NEW YORK COMMUNITY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	06-1377322
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

615 Merrick Avenue, Westbury, New York	11590
(Address of Principal Executive Offices)	(Zip Code)

New York Community Bancorp, Inc.
2012 Stock Incentive Plan
(Full title of the plan)

Copies to:
Joseph R. Ficalora	Eric S. Kracov, Esq.
President and Chief Executive Officer	Victor L. Cangelosi, Esq.
New York Community Bancorp, Inc.	Kilpatrick Townsend & Stockton LLP
615 Merrick Avenue	607 14th Street, NW, Suite 900
Westbury, New York 11590	Washington, DC 20005
(Name and address of agent for service)	(202) 508-5800

(516) 683-4100
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check One):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Stock $.01 par value	19,030,673	$12.28	$233,696,665	$26,782
(1)
Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the New York Community Bancorp, Inc. 2012 Stock Incentive Plan (the “Incentive Plan”) as the result of a stock split, stock dividend or similar adjustment to the outstanding common stock of New York Community Bancorp, Inc. (the “Common Stock”) pursuant to 17 C.F.R. §230.416(a).

(2)	Estimated solely for the purpose of calculating the registration fee. Represents the closing price for the common stock as reported on June 21, 2012 in accordance with 17 CFR Section 230.457(c) and 230.457(h).

This Registration Statement shall become effective immediately upon filing in accordance with
Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), and 17 C.F.R. §230.462.

PART I   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 (Plan Information) and 2 (Registrant Information and Employee Plan Annual Information).

The documents containing the information for the New York Community Bancorp, Inc. 2012 Stock Incentive Plan (the “Stock Incentive Plan”) specified by Part I of this Registration Statement will be sent or given to the participants in the Stock Incentive Plan as specified by Rule 428(b)(1).  Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424, in reliance on Rule 428.  Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed or to be filed by New York Community Bancorp, Inc. (the “Registrant” or the “Corporation”) with the SEC are incorporated by reference in this Registration Statement:

(a)           The Registrant’s Annual Report on Form 10-K which includes the consolidated statements of condition of the Registrant as of December 31, 2011 and 2010, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for the years ended December 31, 2011, 2010 and 2009.  The Form 10-K was filed with the SEC on February 29, 2012 (File No. 001-31565).

(b)           The Corporation’s Quarterly Report on Form 10-Q for the calendar quarter ended March 31, 2012 filed with the SEC on May 10, 2012 (File No. 001-31565).

(c)           The description of the Registrant’s common stock contained in Registrant’s Form 8-A as filed with the SEC on August 19, 1993 and including any amendment or report filed with the SEC for the purpose of updating this description.

(d)           The Corporation’s Current Reports on Form 8-K (other than those portions furnished under items 2.02, 7.01 and 9.01 of Form 8-K) filed with the SEC on March 30, 2012, April 18, 2012, May 2, 2012 and June 7, 2012.

(e)           All documents filed by the Registrant and the Plan, where applicable, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (in each case other than those portions furnished under items 2.02, 7.01 and 9.01 of Form 8-K or Form 8-K/A).

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable, as the Registrant’s Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended.

Item 5.  Interests of Named Experts and Counsel

The validity of the Common Stock offered hereby has been passed upon for the Registrant by the firm of Kilpatrick Townsend & Stockton LLP.

Item 6.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.  Similar indemnity is authorized for such person against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation.  Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Any such indemnification and advancement of expenses provided under Section 145 shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him, and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Registrant has also entered into employment agreements with certain executive officers, which agreements require that the Registrant maintain a directors’ and officers’ liability policy for the benefit of such officers and that the Registrant will indemnify such officers and their heirs to the fullest extent permitted by law.

In accordance with the DGCL (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of the Registrant’s Certificate of Incorporation provide as follows:

TENTH:

A.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B.  The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter and “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C.  If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit.  In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit.  In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D.  The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E.  The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or Subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F.  The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:

A.  Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit.  If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7.  Exemption from Registration Claimed

None.

Item 8.  Exhibits

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of Exhibits (filed herewith unless otherwise noted):

3.1	Amended and Restated Certificate of Incorporation of New York Community Bancorp, Inc.(1)
3.2	Certificates of Amendment of the Amended and Restated Certificate of Incorporation of New York Community Bancorp, Inc.(2)
3.3	Amended and Restated Bylaws of New York Community Bancorp, Inc.(3)
5.0	Opinion of Kilpatrick Townsend & Stockton LLP as to the legality of the Common Stock to be issued
23.1	Consent of Kilpatrick Townsend & Stockton LLP (contained in the Opinion filed as Exhibit 5.0 hereto)
23.2	Consent of KPMG LLP
24.0	Power of Attorney (contained on the signature page)
99.1	New York Community Bancorp, Inc. 2012 Stock Incentive Plan(4)
99.2	Form of Restricted Stock Award Agreement
        ___________________________
(1)	Incorporated by reference to exhibits filed with the Registrant’s Form 10-Q for the quarterly period ended March 31, 2001.
(2)	Incorporated by reference to exhibits filed with the Registrant’s Form 10-K for the year ended December 31, 2003.
(3)	Incorporated by reference to exhibits filed with the Registrant’s Form 8-K filed with the SEC on June 20, 2007.
(4)	Incorporated by reference to the Registrant’s definitive proxy statement on Form DEF14A filed with the SEC on April 26, 2012.

Item 9.  Undertakings

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)           The undersigned Registrant hereby undertakes that, for purposes of determining any liquidity under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, New York Community Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Westbury, State of New York, on June 25, 2012.

NEW YORK COMMUNITY BANCORP, INC.

By:  /s/ Joseph R. Ficalora
Joseph R. Ficalora
President, Chief Executive Officer and Director
(Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Joseph R. Ficalora) constitutes and appoints Joseph R. Ficalora, as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully, and to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                                                      Title                                                                         Date

/s/ Joseph R. Ficalora                           President, Chief Executive Officer and             June 25, 2012
Joseph R. Ficalora                                 Director
  (Principal Executive Officer)

/s/ Thomas R. Cangemi                        Senior Executive Vice President and                 June 25, 2012
Thomas R. Cangemi                              Chief Financial Officer
  (Principal Financial Officer)

/s/ John J. Pinto                                     Executive Vice President and                             June 25, 2012
John J. Pinto                                           Chief Accounting Officer
  (Principal Accounting Officer)

/s/ Dominick Ciampa                              Chairman of the Board of Directors                 June 25, 2012
Dominick Ciampa

/s/ Hanif W. Dahya                                Director                                                                June 25, 2012
Hanif W. Dahya

/s/ Max L. Kupferberg                              Director                                                              June 25, 2012
Max L. Kupferberg

/s/ Hon. Guy V. Molinari                        Director                                                                June 25, 2012
Hon. Guy V. Molinari

/s/ Ronald A. Rosenfeld                         Director                                                                June 25, 2012
Ronald A. Rosenfeld

/s/ Spiros J. Voutsinas                            Director                                                                June 25, 2012
Spiros J. Voutsinas

/s/ Maureen E. Clancy                             Director                                                                June 25, 2012
Maureen E. Clancy

/s/ William C. Frederick, M.D.              Director                                                                June 25, 2012
William C. Frederick, M.D.

/s/ Michael J. Levine                                 Director                                                                June 25, 2012
Michael J. Levine

/s/ James J. O’Donovan                            Director                                                                June 25, 2012
James J. O’Donovan

/s/ John M. Tsimbinos                              Director                                                                June 25, 2012
John M. Tsimbinos

/s/ Robert Wann                                        Senior Executive Vice President, Chief            June 25, 2012
Robert Wann                                              Operating Officer and Director

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

3.1	Amended and Restated Certificate of Incorporation of New York Community Bancorp, Inc.	Incorporated by reference to exhibits filed with the Registrant’s Form 10-Q for the quarterly period ended March 31, 2001.
3.2	Certificates of Amendment of the Amended and Restated Certificate of Incorporation of New York Community Bancorp, Inc.	Incorporated by reference to exhibits filed with the Registrant’s Form 10-K for the year ended December 31, 2003.
3.3	Amended and Restated Bylaws of New York Community Bancorp, Inc.	Incorporated by reference to exhibits filed with the Registrant’s Form 8-K filed with the SEC on June 20, 2007.
5.0	Opinion of Kilpatrick Townsend & Stockton LLP	Filed herewith.
23.1	Consent of Kilpatrick Townsend & Stockton LLP	Included in Exhibit 5.0.
23.2	Consent of KPMG LLP	Filed herewith.
24.0	Power of Attorney	Located on the signature page.
99.1	New York Community Bancorp, Inc. 2012 Stock Incentive Plan	Incorporated by reference to the Registrant’s definitive proxy statement on Form DEF14A filed with the SEC on April 26, 2012.
99.2	Form of Restricted Stock Award Agreement	Filed herewith.